VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499




                              Notice of 2002
                              Annual Meeting of
                              Stockholders and
                              Proxy Statement



Fellow Stockholders:

     You are cordially invited to attend the annual meeting of stockholders of VSE Corporation to be held on Thursday, May 2, 2002, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311. The matters expected to be considered at the annual meeting are described in the accompanying notice of meeting and proxy statement.

     At the meeting we will also review the activities of the company during the past year and current activities. Stockholders will have an opportunity to ask questions. I hope you will be able to join us.

     To ensure that your VSE common stock is voted at the meeting, please promptly sign and date the enclosed proxy card and return it to VSE in the enclosed envelope. Your vote is important.

     Please note the location for this meeting. The Hilton Alexandria at Mark Center is located at 5000 Seminary Road, Alexandria, Virginia 22311, just off Interstate 395.

                              Very truly yours,

                              VSE CORPORATION




                              D. M. Ervine
                              Chairman, President, and CEO/COO







April 2, 2002

VSE CORPORATION
     2550 Huntington Avenue, Alexandria, Virginia 22303-1499



            NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                   TO BE HELD ON MAY 2, 2002



To the Stockholders of VSE Corporation:

     Notice is hereby given that the annual meeting of stockholders of VSE Corporation, a Delaware corporation ("VSE"), will be held on Thursday, May 2, 2002, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, for the following purposes:

  1. To elect seven directors to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified, and

  2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Only record holders of VSE common stock as of the close of business on March 18, 2002, will be entitled to notice of, and to vote at, the annual meeting or any adjournments thereof. The list of stockholders entitled to vote at the meeting or any adjournments thereof will be open to the examination of any stockholder during the 10 days prior to the meeting at VSE's offices located at 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, during ordinary business hours.

     The VSE Corporation 2001 Annual Report to Stockholders, which contains consolidated financial statements and other information of interest to stockholders, accompanies this proxy material.

     Whether or not you expect to attend the meeting, please promptly complete, sign, date and return the enclosed proxy. To return your proxy you may use the self-addressed envelope, which requires no postage if mailed within the United States of America. If you attend the meeting, you may, if you wish, withdraw your proxy and vote your shares personally.


                           By Order of the Board of Directors




                           C. S. Weber
                           Secretary

April 2, 2002
                       VSE CORPORATION


                       PROXY STATEMENT
                Annual Meeting of Stockholders
                  to be held on May 2, 2002


                         INTRODUCTION

General

     This proxy statement is being furnished to the stockholders of VSE Corporation, a Delaware corporation ("VSE"), in connection with the solicitation of proxies by the board of directors of VSE (the "Board") for use at VSE's annual meeting of stockholders to be held on Thursday, May 2, 2002, commencing at 10:00 a.m., Washington, D.C. time, at the Hilton Alexandria at Mark Center, 5000 Seminary Road, Alexandria, Virginia 22311, and at any adjournments thereof (the "Meeting") for the purposes specified in the accompanying notice of meeting.

     The mailing address of VSE's principal executive office is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499. VSE's telephone number is (703) 960-4600. This proxy statement and the accompanying notice and form of proxy are first being provided to the holders of VSE common stock, par value $.05 per share (the "stockholders"), on or about April 2, 2002.

     The close of business on March 18, 2002, is the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting. Holders of a majority of the outstanding VSE common stock, par value $.05 per share (the "Stock" or "VSE Stock"), as of March 18, 2002, must be present at the Meeting, either in person or represented by proxy, to constitute a quorum for the transaction of business. As of the close of business on March 18, 2002, there were 2,150,540 shares of Stock outstanding and approximately 297 stockholders of record. Each stockholder is entitled to one vote for each share of Stock held of record as of the close of business on March 18, 2002, on all matters which may be submitted to the stockholders at the Meeting.

Voting and Revocation of Proxies

     All Stock represented by valid proxies will be voted at the Meeting in accordance with the directions on the proxies. If no direction is indicated on a proxy, the Stock represented thereby will be voted for the election as VSE directors of the seven nominees listed below under "Election of Directors" as discussed below.

     Votes cast by proxy or in person at the Meeting will be tabulated by the inspectors of election appointed for the Meeting. The inspectors of election will treat abstentions as Stock that is present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to stockholders for a vote. If a broker indicates on a proxy that such broker does not have discre-tionary authority as to certain Stock to vote on a particular matter, such shares will not be considered as present and entitled to vote with respect to such matter.

     As of the date of this proxy statement, the Board does not intend to present, and has not been informed that any other person intends to present, any matter for action at the Meeting other than those specifically referred to herein. If, however, any other matters are properly presented to the Meeting for action, the proxy holders will vote the proxies, which confer authority on such holders to vote on such matters, in accordance with their best judgment. The persons named as attorneys-in-fact in the proxies are VSE officers.

     A stockholder returning a proxy to VSE may revoke it at any time before it is exercised by granting a later proxy with respect to the same Stock or by communicating such revocation in writing to VSE's secretary. In addition, any stockholder who has executed a proxy but attends the Meeting may cancel a previously given proxy by voting in person whether or not the proxy has been revoked in writing.


                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                            OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding beneficial ownership of Stock as of March 18, 2002. The voting and investment powers of the Stock listed below are held solely by the reported owner unless otherwise indicated.

                                       Shares beneficially   Percent of
Name of Beneficial Owner                      owned            class
------------------------               -------------------   ----------
Certain Beneficial Owners
-------------------------
VSE Corporation Employee
  ESOP/401(k) Plan (a)                        429,526          20.0%

Non-employee Directors
----------------------
Clifford M. Kendall (b)                        24,621           1.1%
Calvin S. Koonce (b) (c)                      464,346          21.6%
David M. Osnos (b)                              4,625           *
Jimmy D. Ross (b)                               7,257           *
Bonnie K. Wachtel (b)                          30,125           1.4%

Named Executive Officers and Other Directors
--------------------------------------------
Donald M. Ervine (b)                           82,390           3.8%
Robert J. Kelly (b)                             5,000           *
James M. Knowlton (b)                          47,156           2.2%
Thomas R. Loftus (b)                           13,326           *
James M. Todd (b) (d)                          13,300           *
Craig S. Weber (b)                             68,920           3.2%

Group
-----
Directors, Nominees, and
  Executive Officers as a group
  (15 persons) (b) (e)                        893,631          39.2%


*  Represents less than 1% of outstanding Stock.

(a) These shares are held in trust for the benefit of Plan participants. Three VSE officers serve as Plan trustees. The Plan participants have voting power over 339,384 shares allocated to their respective ESOP accounts, while the Plan trustees share voting and investment power over the remaining 90,142 shares. The mailing address for the Plan is 2550 Huntington Avenue, Alexandria, Virginia 22303-1499.

(b) Includes the following number of shares of stock which the non-employee directors, named executive officers, other directors, and all directors, nominees, and executive officers as a group (15 persons) have the right to purchase pursuant to the exercise of stock options which are exercisable within the next 60 days: Clifford M. Kendall 562, each of Calvin S. Koonce, David M. Osnos, Jimmy D. Ross, and Bonnie K. Wachtel 2,625,
Thomas R. Loftus 7,625, Donald M. Ervine 35,250, Robert J. Kelly 5,000,
James M. Knowlton 22,000, James M. Todd 12,500, Craig S. Weber 11,125, and all directors, nominees, and executive officers as a group (15 persons) 128,312.

(c) Mr. Koonce's mailing address is 6550 Rock Spring Drive, Suite 600, Bethesda, Maryland 20817. Includes 2,500 shares held in a brokerage account for which Mr. Koonce has discretionary authority.

(d)  Mr. Todd resigned on February 15, 2002.

(e) The group consists of 15 persons. The 893,631 shares beneficially owned include 90,142 shares beneficially owned or controlled by the trustees of the ESOP/401(k) Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

     Section 16(a) of the Securities Exchange Act of 1934, as amended ("Exchange Act"), requires VSE officers and directors and persons who own more than 10% of VSE's Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Such officers, directors, and stockholders are required by SEC regulations to furnish VSE with copies of all such reports that they file. Based solely on a review of copies of reports filed with the SEC and written representations by certain officers and directors, VSE believes that all persons subject to the reporting requirements of Section 16(a) filed the reports on a timely basis.


                    ELECTION OF DIRECTORS

Nominees

     At the Meeting, stockholders will elect, by a plurality of the votes cast, seven VSE directors, who will constitute the entire Board. Each nominee listed below is currently serving as a VSE director and was elected by the stockholders at the last annual meeting of stockholders. Each nominee elected as a director will serve until the next annual meeting of stockholders and until his or her successor is elected and qualified. If any nominee should become unable to serve for any reason, the proxies will be voted for such substitute nominee as shall be designated by the Board.

     James M. Todd, who served as a VSE director in 2001 and 2002, resigned from the Board as of February 15, 2002, and accordingly, is not seeking reelection.

     The seven nominees for election as VSE directors and certain information regarding them are as follows:

Name and Principal Occupation                            Age    Director Since
-----------------------------                            ---    --------------
David M. Osnos                                            70         1968
Senior member of Arent Fox Kintner Plotkin & Kahn, PLLC, attorneys-at-law (for more than the past five years);
also a director of EastGroup Properties and Washington
Real Estate Investment Trust.

Donald M. Ervine                                          65         1987
VSE Chairman of the Board and Chief Executive Officer since 1992. Also appointed President and Chief
Operating Officer in March 2002.

Bonnie K. Wachtel                                         46         1991
Vice President and General Counsel, Wachtel & Co., Inc.,
Brokers and Underwriters (for more than the past five years). Also a director of Integral Systems Inc and Information Analysis Inc.

Calvin S. Koonce                                          64         1992
Chairman, Koonce Securities, Inc., a securities broker/dealer firm (for more than the past five years).

Jimmy D. Ross                                             65         1994
General, U.S. Army (Ret.), formerly Commanding General,
U.S. Army Materiel Command. General Ross has served as an executive officer of Cypress International, Inc., a marketing consulting firm, since January 2000. From
1994 to 1999, he served as Senior Vice President,
Biomedical Services, of the American Red Cross.

Robert J. Kelly                                           64         1996
Admiral, U.S. Navy (Ret.), formerly Commander in Chief,
U.S. Pacific Fleet. Admiral Kelly has served as
Chairman of the Board of Energetics Incorporated, a VSE subsidiary ("Energetics"), since August 1995, and was appointed President of Energetics in March 1999.

Clifford M. Kendall                                       70         2001
Chairman of the Board, On-Site Sourcing, Inc. He is also a director of Affiliated Computer Services, Inc.
("ACS") and Washington Real Estate Investment Trust.
Mr. Kendall was one of the founders of Computer Data
Systems, Inc. ("CDSI") in 1968, and he served as its Chairman and Chief Executive Officer from 1970 to 1991 and as Chairman until December 1997. CDSI was acquired by ACS in 1997.

Committees of the Board

     Audit Committee. The audit committee met four times during 2001 and consists solely of non-employee directors, including Mr. Koonce, who chairs the committee, General Ross, and Ms. Wachtel. The audit committee is primarily concerned with the effectiveness of VSE accounting policies and practices, financial reporting, and internal controls. The committee recommends to the Board the firm to be appointed as VSE's independent certified public accountants and reviews the scope of the annual exam-ination of VSE's books and records. The committee also reviews the audit findings and recommendations of the independent public accountants, considers the organization and work of VSE's internal audit function, and monitors the extent to which the findings and recommendations of these groups have been implemented.

     Compensation Committee. The compensation committee met two times during 2001 and consists solely of non-employee directors, including General Ross, Chairman, Mr. Kendall, Mr. Koonce, and Ms. Wachtel. The committee is primarily concerned with corporate compensation policies, including incentive compensation, and with the compensation of the chief executive officer and certain other executive officers and employees.

     Nominating and Corporate Ethics Committee. The nominating and corporate ethics committee met once during 2001 and consists of Admiral Kelly, Chairman, and Mr. Osnos. The committee is primarily concerned with making recommendations to the Board with respect to nominees to be proposed for election as directors and with corporate policies regarding, among other things, business conduct, securities trading, indemnification of VSE officers and directors, and conflicts of interest involving VSE officers, directors, and employees. Stockholders of VSE may recommend persons to be nominated for election as directors of VSE at the annual meeting of stockholders. To be considered, such recommendation must be submitted in accordance with VSE's by-laws and must be received in writing by the secretary of VSE generally by February 15th, but in any event no later than 90 days before the date in the current year which corresponds to the date on which the meeting was held during the immediate prior year.

     Planning Committee. The planning committee met four times during 2001. The committee consists of Mr. Todd, Chairman (not standing for reelection), Admiral Kelly, Mr. Koonce, and General Ross. The committee is primarily concerned with making recommendations to the Board with respect to business development opportunities, including acquisitions.

     Finance Committee. The finance committee met three times during 2001.
The committee consists of Mr. Osnos, Chairman, Mr. Ervine, Mr. Koonce, and
Ms. Wachtel. The committee is primarily concerned with making recommendations to the Board with respect to VSE's capitalization and long-term funding requirements.

     VSE's Chairman and Chief Executive Officer (Mr. Ervine) is an ex officio member of all standing committees of the Board. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Board Meetings

     During 2001 the Board held six regular meetings, one special meeting, and acted one time by unanimous written consent. No director attended fewer than 75% of the aggregate of (a) the total number of Board regular and special meetings held (during the period during which he or she has been a director) and (b) the total number of meetings held by all committees of the Board on which he or she served.

Compensation of Directors

     Each non-employee director is compensated at an annual rate of $17,200, prorated in the event of a partial year of service. Directors who are employees of VSE receive no additional compensation for service as a director. In addition, no compensation is paid to a director for personal services rendered to VSE pursuant to a consulting services agreement between the director and VSE, or any of VSE's subsidiaries or divisions, unless authorized as a special assignment by the Board. No such authorization was requested for or on behalf of any director in 2001. The foregoing procedures do not restrict reimbursement for expenses incurred by a director for attending meetings of the Board or its authorized committees.

     Each VSE director who is not an employee of the Corporation, including each of the non-employee directors named in the foregoing table, is granted, as of January 1 each year, a nondiscretionary five-year option to purchase 750 shares of VSE Stock (750 shares represents the maximum number of shares which may be covered by options issued annually to each non-employee director pursuant to either or both of the VSE Corporation 1996 and 1998 Stock Option Plans). Each option is vested 25% immediately on the date of the grant and 25% on each successive anniversary date after the grant (100% vested after three years). The option price per share for each nondiscretionary grant is not less than the fair market value of VSE Stock as of the date the option is awarded. See "Security Ownership of Certain Beneficial Owners and Management" above for further information on the stock options held by each VSE director.

     Pursuant to the VSE Corporation 1998 Non-employee Directors Stock Plan (the "Directors Stock Plan"), each non-employee director has the ability to elect that payment of all or a portion of their annual compensation for service as a VSE director (currently $17,200 per year) be paid in VSE Stock at fair market value determined in accordance with Section 7(a) of the Directors Stock Plan. For 2001, Mr. Kendall, Mr. Koonce, and General Ross elected to have sixty percent ($10,320) of their annual compensation paid in VSE stock.

Certain Relationships and Related Transactions

     Pursuant to an agreement dated as of October 21, 1998, Donald M. Ervine serves as the Chief Executive Officer of VSE at a base salary of $254,000 per annum. Mr. Ervine is employed for a term ending on January 1, 2003, subject to automatic extensions for successive one-year periods unless notice to terminate is given by Mr. Ervine at least 90 days prior to the expiration of the term or any such one-year extension of the term. Mr. Ervine's base salary is subject to review in January of each year, provided that the base salary shall not be less than $254,000 per annum. Mr. Ervine is also eligible to receive an annual performance bonus each year as determined by the Board or its compensation committee. Mr. Ervine's employment may be terminated by the Board for willful and gross misconduct and in the case of death or disability which prevents Mr. Ervine from substantially fulfilling his duties for a period in excess of six months.
If Mr. Ervine's employment is terminated because of death or illness or disability, he or his beneficiary, as the case may be, will be paid his annual base salary then in effect for one full year from the date of death or disability. Mr. Ervine's employment may also be terminated without cause on 60 days prior notice and on payment of a lump sum severance compensation payment equal to two times his base salary then in effect. The agreement includes a covenant by Mr. Ervine not to be involved, directly or indirectly, in a business enterprise that competes with VSE during the term of his employment and for two years thereafter. Under the terms of the agreement, Mr. Ervine will be nominated to serve as a director and will be elected Chairman of the Board during the term of his employment. In the event of a change of control of VSE, as defined, if, without his consent, Mr. Ervine is assigned duties materially inconsistent with his position and status with VSE, Mr. Ervine may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to three times his annual base salary then in effect. The October 21, 1998, agreement described above replaced and superseded on substantially the same terms and conditions a prior employment agreement with Mr. Ervine dated as of January 1, 1996.

     Pursuant to an agreement dated as of January 15, 1999, Admiral Robert J. Kelly, U.S. Navy (Ret.), serves as President and Chief Operating Officer of Energetics Incorporated ("Energetics"), a wholly owned subsidiary of VSE. Admiral Kelly is employed for a term ending on January 1, 2003, subject to automatic extensions for successive one-year periods unless notice to terminate is given by either Admiral Kelly or Energetics at least 90 days prior to the expiration of the term or any such one-year extension of the term. Other terms and conditions of Admiral Kelly's agreement are substantially similar to those of Mr. Ervine's 1998 agreement except that
(a) Admiral Kelly is employed at a minimum base salary of $166,000 per an-num, and (b) Admiral Kelly will be nominated to serve as a director of VSE and a director of Energetics during the term of the agreement.

     Pursuant to an agreement dated as of November 1, 2000, James M. Todd served as the President and Chief Operating Officer of VSE. Mr. Todd was employed for a term ending on December 31, 2003, at a base annual salary of $170,040. On February 15, 2002, Mr. Todd resigned as President and Chief Operating Officer of VSE and entered into a Separation Agreement providing for, among other things, the termination of his employment with VSE effective April 15, 2002. VSE has engaged Mr. Todd as a consultant for a period of one year, commencing April 16, 2002, at a monthly fee of approximately $14,170 per month, not to exceed $170,040 for the entire term of the agreement. The Consulting Agreement may be terminated by either party on 30 days written notice. In the event of such termination, the unpaid balance of the $170,040 fee is payable within ten days of the date of termination.

     Pursuant to separate agreements entered into in December 1997 and expiring on January 1, 2003, subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term, three executive officers of VSE (Mrs. Tuohig and Messrs. Knowlton and Weber) have agreements with VSE to continue to serve in the executive officer's current or comparable capacity. The terms and conditions the executive officer agree-ments are similar to those of Mr. Ervine's agreement except that (a) each of the executive officers is employed at a minimum base salary equal to the executive officer's annual base salary in effect on the date the agreement was signed, subject to annual and special reviews, (b) each of the executive officers will be reappointed to serve in the executive officer's current or comparable capacity, (c) in the event of termination without cause, each executive officer's lump sum severance compensation payment shall equal his or her annual base salary then in effect, and (d) in the event of a change of control of VSE, as defined, each executive officer may terminate the agreement and will be entitled to a lump sum severance compensation payment equal to two times his or her annual base salary then in effect.

     There is no family relationship between any director or executive officer of VSE and any other director or executive officer of VSE.

     The law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, of which Mr. Osnos is a senior member, has represented and is expected to continue to represent VSE on various legal matters.

     VSE and the trustees of its employee benefit plans effect certain of their transactions in VSE stock and employee benefit plan investments, respectively, through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer and shareholder, and through Koonce Securities, Inc., which is wholly owned by Mr. Koonce. No transactions occurred with Koonce Securities, Inc. in 2001.

     Cypress International, Inc., a consulting services firm of which General Ross is Executive Vice President, provided consulting services to VSE during 2001, including services on Defense-related marketing strategy and long-range business development plans. The consulting services arrangement expired on February 15, 2002, and was not renewed.

     On June 28, 2001, VSE entered into a Subscription Agreement with
Mr. Kendall providing for the sale of 20,000 shares of VSE Stock to Mr. Kendall at fair market value, defined as the closing price for VSE Stock as of the proposed date of sale. The closing price for VSE Stock on June 28, 2001, was $6.92 per share, and the aggregate purchase price paid to VSE for the 20,000 shares pursuant to the Subscription Agreement was $138,400.

     The Board recommends a vote FOR the proposal to elect each of the seven persons nominated to serve as a director of VSE for the ensuing year, and your proxy will be so voted unless you specify otherwise.


           INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     Arthur Andersen LLP served as VSE's independent certified public accountants for the year ended December 31, 2001. In 2001 Arthur Andersen LLP services included an examination of VSE's consolidated financial statements and the financial statements of certain subsidiaries and benefit plans, reviews of the consolidated financial statements included in VSE's Forms 10-Q for fiscal year 2001, and tax consulting.

     Arthur Andersen LLP billed VSE for professional services rendered for the year ended December 31, 2001, as follows:

     Audit fees  . . . . . . . . . . . . . . . . . . . . . . . . .$ 151,800 (1)
     Financial information systems design and implementation . . .$      -0-
     All other fees  . . . . . . . . . . . . . . . . . . . . . . .$  14,400 (2)

     (1) Includes fees for reviews of consolidated financial statements included in VSE's Form 10-Qs for fiscal year 2001.
     (2) Includes tax consulting and employee benefit plan audits.

     A representative of Arthur Andersen LLP is expected to attend the Meeting, will have an opportunity to make a statement, and will be available to respond to appropriate questions.

     As recommended by the Audit Committee, the Board has appointed Arthur Andersen LLP as VSE's independent public accountants for 2002.


                    AUDIT COMMITTEE REPORT

     The Audit Committee (the "Committee") of the Board of Directors is comprised of three non-employee directors, each of whom is considered
"independent" pursuant to the Nasdaq Stock Market listing standards. The Committee's responsibilities are set forth in its Charter, the latest revision of which was filed as Appendix A to VSE's Proxy Statement dated April 2, 2001.

     The Committee has reviewed and discussed with management VSE's audited consolidated financial statements as of and for the year ended
December 31, 2001, and has discussed with VSE's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, issued by the Auditing Standards Board of the American Institute of Certified Public Accountants.

     The Committee has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, issued by the Independence Standards Board, and has discussed with the auditors the auditors' independence and considered whether the provision of non-audit services by the auditors is compatible with maintaining their independence.

     Based on the foregoing reviews and discussions, the Committee recommended to the Board of Directors that the consolidated financial statements referred to above be included in VSE's Annual Report on Form 10-K for the year ended December 31, 2001.

     Audit Committee:  Calvin S. Koonce (Chair), Jimmy D. Ross,
                       Bonnie K. Wachtel


                COMPENSATION COMMITTEE REPORT

     The Board has established a compensation committee to (a) review corporate compensation policies, including incentive compensation, (b) set the compensation of the chief executive officer (the "CEO"), and (c) review the compensation of certain other executive officers and employees. The committee is composed entirely of non-employee directors (see "Committees of the Board" above).

Compensation Philosophy

     VSE's overall compensation philosophy is based on aligning employee compensation with industry standards and with financial performance objectives established by the Board. Under the committee's supervision, VSE has established compensation policies designed (a) to attract and retain qualified executive and corporate officers and (b) to link total executive compensation to corporate goals and specific individual goals appropriate for each executive and corporate officer. The key elements of VSE executive compensation are base salary, a performance bonus, and a long-term incentive plan.

Base Salary

     The base salaries for executive officers and other corporate officers are established primarily on comparability to the range of compensation paid by companies of similar size and industry, as determined by commercially available wage and salary surveys. Size is determined primarily by reference to annual revenues and number of employees. VSE's industry group is engineering and technical services (formerly
SIC Code 8711). National and geographic differences in compensation are considered based on the executive's primary area of operations and responsibility. VSE targets a salary range generally between the 25th and the 50th percentile indicated by such surveys.

     During 1993 the committee approved a compensation plan whereby salary ranges and ceilings were set for each of six specified executive and corporate officer pay grades. The intent of this policy was to enhance corporate competitiveness by (a) holding base salaries within a fixed salary range and (b) emphasizing the incentive compensation provided by the performance bonus and long-term incentive bonus program.

Performance Bonus

     Consistent with the emphasis placed on competitiveness by holding salary increases in check, the committee approved a performance bonus plan in 1993 based on achieving corporate and business unit goals. This plan provides for the payment of a performance bonus, generally not to exceed 30% of base salary, on meeting certain specified performance criteria. A performance bonus in excess of 30% of base salary may be authorized when required to comply with incentives established pursuant to a written acquisition or employment agreement and as authorized by the Board.

     The performance criteria or factors used to administer the incentive bonus program are established with the executive officer or manager at the beginning of each year. The performance factors are weighted approximately as follows: 20% on achieving corporate revenue and profit targets and 80% on achieving specified performance objectives within the business unit, such as revenue and profit targets, proposals submitted and won, new business development, and budget, cost, and total quality management.

     Except for the 20% weighting factor assigned for corporate revenue and profit goals, the factors and weightings used to measure the performance of an individual executive or corporate officer depend on the conditions and corporate objectives with respect to the business unit or administrative function to which the executive or corporate officer is assigned.

Long-term Compensation

     During 1996 and 1998, the Board recommended and the stockholders approved the adoption of VSE Corporation Stock Option Plans. Under the 1996 and 1998 Plans, up to 617,447 shares of VSE stock may be purchased pursuant to stock option grants. Approximately 20% of the shares covered by the Plans are reserved for nondiscretionary grants to non-employee directors of VSE, with the remaining 80% of the shares available for discretionary grants to officers and key employees. As of January 2, 2002, grants issued under the Plans covered a total of approximately 289,625 shares of VSE stock, subject to vesting and other Plan requirements.

     The purpose of the 1996 and 1998 Stock Option Plans is to provide non-employee directors, officers, and key employees with long-term performance incentives and with a shared interest with the stockholders in the performance of VSE Stock. VSE operates in a specialized field in which success is substantially dependent on the experience, knowledge, and motivation of qualified personnel. Management believes that the Plans have been of material assistance in recruiting, motivating, and retaining key personnel.

     The discretionary stock options granted under the Plans are approved by VSE's compensation committee. Awards are based on recommendations submitted by management based on the expected long-term contribution of key personnel. The compensation committee independently determines the number of stock options to be awarded to the Chairman and CEO. All awards authorized by the compensation committee are subject to ratification by the Board.

All Other Compensation

     All VSE officers are entitled to participate in company fringe benefit programs, including the VSE Employee ESOP/401(k) Plan, which is an IRS qualified plan available to all eligible employees. Effective April 1, 1999, employer contributions to the ESOP portion of the plan were discontinued and replaced by employer contributions to the 401(k) portion of the plan based on employee 401(k) deferrals. The employer 401(k) contribution is equal to 50% of the first 5% of employee pay deferred into the employee's 401(k) account (50% of the first 6% after January 1, 2002). Amounts contributed to the VSE ESOP/401(k) plan on behalf of the named ex-ecutive officers are included in the "Summary Compensation Table."

     VSE has a non-qualified Deferred Supplemental Compensation Plan (the "DSC Plan") for all VSE officers to replace the former deferred compensation plan (the"DCU Plan"). The DSC Plan provides, at the Board's discretion, for an annual bonus pool not to exceed 12% of VSE's consolidated net income for the year. The annual bonus pool is allocated to the participant accounts of corporate officers in proportion to the ratio of the officer's performance bonus for the year (see "Performance Bonus" above) to total officer performance bonuses for the year. Pursuant to the DSC Plan, a bonus pool of approximately $75,000 was authorized for 2001 for allocation to about 18 participant officer accounts. Benefits under the DSC Plan and predecessor DCU Plan are payable to the participant on retirement or resignation, subject to a vesting schedule, non-competition agreement, and other plan provisions, or in the event of a change of con-trol of VSE. Amounts contributed to the DSC Plan on behalf of the named executive officers are included in the Summary Compensation Table.

Chief Executive Officer Compensation

     During each of the three years ended December 31, 2001, Mr. Ervine, VSE's chairman and chief executive officer ("CEO"), was compensated in accordance with an employment agreement negotiated and approved by VSE's compensation committee in 1999. Pursuant to the employment agreement, Mr. Ervine served as Chief Executive Officer of VSE and was paid a base salary of $254,000 during 2001, 2000 and 1999. The January 1, 1999, employment agreement with Mr. Ervine extends through January 1, 2003, and is subject to automatic extensions for successive one-year periods unless notice to terminate is given at least 90 days prior to the expiration of the term or any such one-year extension of the term. The January 1, 1999, employment agreement provides for a minimum base salary of $254,000, with other terms and conditions substantially similar to the predecessor January 1, 1996, employment agreement (see "Certain Relationships and Related Transactions" above for a description of the employment agreements).

     The CEO's performance bonus for each of the years presented was determined by the committee on the basis of five factors of approximately equal weight: revenue growth, return on equity, return on sales, leadership, and long-term stockholder goals. The first three factors are measured based on interim consolidated financial statements or management reports which are subject to adjustment based on annual audited financial statements. The last two factors are subjective measures evaluated by the committee in executive session. For 2001, the Compensation Committee recommended a bonus of $25,000 for the CEO. The Compensation Committee, at the request of the CEO, made no change in the CEO's base salary for 2002 of $254,000. For 2000 and 1999 the CEO received performance bonuses of $25,000 and $55,000, respectively, based on the five factor analysis described above.

     Pursuant to the 1998 Plan, the committee recommended that the CEO be awarded a discretionary stock option covering 12,000 shares of VSE Stock, effective January 1, 2002.

     Compensation Committee:  Jimmy D. Ross (Chair), Clifford M. Kendall,
                              Calvin S. Koonce, Bonnie K. Wachtel

Compensation Committee Interlocks and Insider Participation

     General Ross is Executive Vice President of Cypress International, Inc., a consulting services firm which provided consulting services to VSE in 2001. See "Certain Relationships and Related Transactions."

     Mr. Koonce is a major stockholder of VSE. See "Security Ownership of Certain Beneficial Owners and Management."

     The trustees of VSE's employee benefit plans effect certain of their transactions through Koonce Securities, Inc., which is wholly owned by Mr. Koonce, and through Wachtel & Co., Inc., of which Ms. Wachtel is a director, officer, and shareholder. No transactions occurred with Koonce Securities, Inc., in 2001.

     Mr. Osnos is a senior member of the law firm of Arent Fox Kintner Plotkin & Kahn, PLLC, which has represented and is expected to continue to represent VSE on various legal matters. See "Certain Relationships and Related Transactions."

     VSE's Chairman and Chief Executive Officer (Mr. Ervine) is an ex officio member of all Board committees, including the compensation committee. Mr. Ervine does not participate in meetings or discussions of the compensation committee concerned with establishing his salary or bonus.

Summary Compensation Table

     The following table reports the compensation paid for the past three years for each of the five most highly compensated VSE executive officers, including the Chief Executive Officer.
                                                              Long-term       All
                                                Annual       Compensation    Other
                                             Compensation       Awards    Compensation
                                            -------------    ------------ ------------
                                 Fiscal   Salary     Bonus     Options
Name and Principal Position       Year     ($)        ($)        (#)        ($)(1)
---------------------------       ----    ------     -----     -------     --------

Donald M. Ervine (2)              2001    254,000    25,000    12,000      13,451
Chairman of the Board and         2000    254,000    55,000    20,000      12,456
  Chief Executive Officer         1999    254,000    25,000    15,000      16,713

James M. Todd (3)                 2001    170,000    40,000    10,000      46,996
  President and                   2000     21,255    10,000    20,000      53,731
  Chief Operating Officer

James M. Knowlton (4)             2001    170,000    10,000     1,500       6,095
  Executive Vice President and    2000    170,000    24,000    10,000      93,795
  Director, International Group   1999    154,900    50,000     6,000      15,797

Craig S. Weber (5)                2001    140,400    14,000     6,000       8,582
  Executive Vice President,       2000    140,400    20,000     8,000      16,801
  Chief Financial Officer,        1999    135,200    10,000     1,500       5,087
  and Secretary

Thomas R. Loftus (5)              2001    110,000    15,400     2,500       8,329
  Senior Vice President and       2000    110,000    15,000     4,000       9,106
  Comptroller                     1999     98,200    11,000     4,000       5,354


(1) The column headed "All Other Compensation" includes (a) contributions made by VSE to two defined contribution employee benefit plans: the VSE
Employee ESOP/401(k) Plan, which is generally available to all VSE employees, and the DSC Plan (see plan description in the "Compensation
Committee Report"); (b) housing expenses of $28,252 for Mr. Todd in 2001;
and (c) a $50,000 hiring bonus paid to Mr. Todd in 2000.

(2)  Mr. Ervine also assumed the duties of VSE President and Chief
Operating Officer as of February 15, 2002.

(3) Until his resignation on February 15, 2002. The amount reported for Mr. Todd for the year 2000 represents salary and bonus for the period
November 1, 2000, when he commenced employment with VSE, through December
31, 2000. Please refer to "Certain Relationships and Related Transactions" above for a description of Mr. Todd's Separation Agreement with VSE.

(4)  Mr. Knowlton is also President of two VSE subsidiaries, Ship
Remediation and Recycling, Inc., and VSE Services International, Inc.
Mr. Knowlton served as VSE's President and Chief Operating Officer from
February 5, 1999, to November 5, 2000. Prior to February 5, 1999, he served as VSE's Executive Vice President and Deputy Chief Operating Officer (since
1997) and as General Manager of VSE's BAV Division (since 1995).

(5)  Effective March 7, 2002, Mr Weber was appointed Chief Administrative
Officer and Mr. Loftus was appointed Chief Financial Officer.

Option Grants in Last Fiscal Year

     The following table reports the options granted in fiscal year 2001 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                  Potential realizable value
                         ------------Individual Grants----------   at assumed annual rates
                                                                    of stock appreciation
                                                                       for option term (1)
                         ------------------------------------------------------------------
                                  % of Total                      Hypothetical Hypothetical
                                   Options                           value        value
                                  Granted to                      realized at  realized at
                         Options  Employees  Exercise               5% stock    10% stock
                         Granted  in Fiscal   Price   Expiration  appreciation appreciation
Name                     (#)(2)      Year   ($/share)    Date         ($)           ($)
-------------------------------------------------------------------------------------------
Donald M. Ervine          12,000     18.2%     6.62    12/31/06      21,935        48,469
James M. Todd (3)         10,000     15.2%     6.62    12/31/06      18,279        40,391
James M. Knowlton          1,500      2.3%     6.62    12/31/06       2,742         6,059
Craig S. Weber             6,000      9.1%     6.62    12/31/06      10,967        24,235
Thomas R. Loftus           2,500      3.8%     6.62    12/31/06       4,570        10,098


(1) The dollar amounts reported under the potential realizable value columns at assumed 5% and 10% annual rates of appreciation are not intended to forecast actual future appreciation in the stock price. Actual gains, if any, on stock option exercises depend on the future performance of the VSE
Stock. There is no assurance the amounts reflected in this table will be achieved. The assumed rates were compounded annually to the full five-year term of the options.

(2) Non-qualified stock options which became 25% exercisable on award date (1/1/02) and 25% exercisable on each of the first three anniversary dates thereafter (1/1/03, 1/1/04, and 1/1/05), except in the event of a change in control of VSE, in which case such options become immediately exercisable.

(3)  Mr. Todd resigned on February 15, 2002.

Aggregate Options Exercised in Last Fiscal Year and Fiscal Year-end Option
Values

  The following table reports the options exercised, exercisable, and unexercisable as of the end of VSE's fiscal year 2001 for each of the five most highly compensated VSE executive officers, including the chief executive officer.
                                                                               Value of unexercised
                                                    Number of unexercised         in-the-money(1)
                                                    options at 12/31/01(#)     options at 12/31/01($)
                                                   -------------------------  -------------------------
                      Shares acquired   Value
Name                  on exercise(#)  realized($)  Exercisable Unexercisable  Exercisable Unexercisable
--------------------  --------------- -----------  ----------- -------------  ----------- -------------
Donald M. Ervine            --           --          32,250       13,750          16,280       16,280
James M. Todd (2)           --           --          10,000       10,000          10,440       10,440
James M. Knowlton           --           --          21,625        7,500           8,140        8,140
Craig S. Weber              --           --           9,625        4,375           6,512        6,512
Thomas R. Loftus            --           --           7,000        3,000           3,256        3,256


(1) Based on a closing VSE stock price of $7.40 per share on December 31, 2001 (Nasdaq NMS).
(2)  Mr. Todd resigned on February 15, 2002.

Performance Graph

       Set forth below is a line graph comparing the cumulative total return of VSE Stock with (a) a performance index for the broad market in which VSE
Stock is traded and (b) a published industry index. VSE Stock is traded on the Nasdaq Stock Market, and VSE's 4-digit industry SIC Code is 8711, Engineering Services. Accordingly, the performance graph compares the cumulative total return for VSE Stock with (a) an index for the Nasdaq
Stock Market (U.S. companies) ("Nasdaq Index") and (b) a published industry index for SIC Code 8711 ("Industry Index").

                           [insert graph]

  * Total return assumes reinvestment of dividends and assumes $100 invested on December 31, 1996, in VSE Stock, the Nasdaq Index, and the Industry Index.



                        Performance Graph Table
                  1996   1997   1998   1999   2000   2001
                  ----   ----   ----   ----   ----   ----
VSE Stock          100     77     93     64     46     64
Nasdaq Index       100    122    173    304    191    152
Industry Index     100    121    114    126    222    244


                         STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at VSE's 2003 annual meeting of stockholders must have been received by VSE's Secretary at VSE's principal executive offices, 2550 Huntington Avenue, Alexandria, Virginia 22303-1499, by no later than the close of business on Tuesday, December 10, 2002, to be considered for inclusion in VSE's proxy material relating to such meeting.


                            OTHER MATTERS

     VSE will bear the costs of the solicitation of proxies for use at the Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegram by directors, officers and employees of VSE. Arrangements will also be made with brokerage houses and other custodians, nominees, and fiduciaries, who are record holders of Stock, for forwarding solicitation material to the beneficial owners of the Stock. VSE will, on the request of such record holders, pay the reasonable expenses for completing the mailing of such materials to the beneficial owners.

  Please sign and promptly return your proxy in the enclosed envelope. Your vote is important.



By Order of the Board of Directors
C. S. Weber, Secretary